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                                                                     EXHIBIT 4.2

                          REGISTRATION RIGHTS AGREEMENT


     THIS REGISTRATION RIGHTS AGREEMENT ("Agreement") is entered into as of March 3, 1998, between General Magic, Inc., a Delaware corporation with offices at 420 N. Mary Avenue, Sunnyvale, California 94086 (the "Company") and each of the entities listed under "Investors" on the signature page hereto (each an "Investor" and collectively the "Investors"), each with offices at the address listed under such Investor's name on Schedule I hereto.


                              W I T N E S S E T H:

     WHEREAS, pursuant to that certain Preferred Stock Investment Agreement, dated as of the date hereof, by and between the Company and the Investors (the "Purchase Agreement"), the Company has agreed to sell and issue to the Investors, and the Investors have agreed to purchase from the Company, an aggregate of up to 12,000 shares, Liquidation Preference $1,000, of the Company's 5 1/2% Cumulative Convertible Series B Preferred Stock (the "Preferred Shares") subject to the terms and conditions set forth therein; provided that 5,000 Preferred Shares will be issued upon the closing provided for in the Purchase Agreement, 5,000 Preferred Shares will be issuable only upon the terms specified in Section 3.15 of the Purchase Agreement and 2,000 Preferred Shares will be issuable only upon the terms specified in Section 3.16 of the Purchase Agreement; and

     WHEREAS, the Purchase Agreement contemplates that the Preferred Shares will be convertible into shares (the "Common Shares") of common stock, par value $0.001, of the Company ("Common Stock") pursuant to the terms and conditions set forth in the Certificate of Designations for the Preferred Shares (the "Certificate"); and

     WHEREAS, pursuant to the terms of, and in partial consideration for, the Investors' agreement to enter into the Purchase Agreement, the Company has agreed to issue the Warrants and to provide the Investors with certain registration rights with respect to the Common Shares and Warrant Shares and certain other rights and remedies with respect to the Preferred Shares as set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in the Purchase Agreement and this Agreement, the Company and the Investors agree as follows:

     1. Certain Definitions. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Purchase Agreement or the Certificate. As used in this Agreement, the following terms shall have the following respective meanings:

     "Closing" and "Closing Date" shall have the meanings ascribed to such terms in the Purchase Agreement.




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     "Commission" or "SEC" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

     "Holder" and "Holders" shall include an Investor or the Investors, respectively, and any transferee of the Preferred Shares, Warrants, Common Shares, Warrant Shares or Registrable Securities which have not been sold to the public to whom the registration rights conferred by this Agreement have been transferred in compliance with this Agreement.

     The terms "register", "registered" and "registration" shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

     "Registrable Securities" shall mean: (i) the Common Shares or other securities issued or issuable to each Holder or its permitted transferee or designee upon conversion of the Preferred Shares; (ii) the Warrant Shares or other securities issued or issuable to each Holder or its permitted transferee or designee upon exercise of the Warrants; (iii) securities issued or issuable upon any stock split, stock dividend, recapitalization or similar event with respect to such Common Shares or Warrant Shares; and (iv) any other security issued as a dividend or other distribution with respect to, in exchange for or in replacement of the securities referred to in the preceding clauses.

     "Registration Expenses" shall mean all expenses to be incurred by the Company in connection with each Holder's registration rights under this Agreement, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses, reasonable fees and disbursements of counsel to Holders (using a single counsel selected by a majority in interest of the Holders) for a "due diligence" examination of the Company and review of the Registration Statement and related documents, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company).

     "Registration Statement" shall have the meaning set forth in Section 2(a) herein.

     "Regulation D" shall mean Regulation D as promulgated pursuant to the Securities Act, and as subsequently amended.

     "Securities Act" or "Act" shall mean the Securities Act of 1933, as amended.

     "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities and all fees and disbursements of counsel for Holders not included within "Registration Expenses".

     "Warrants" shall mean the Warrants in form and substance of Exhibit 1.1B to the Purchase Agreement between the Company and the Investors, dated as of the date hereof.



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     "Warrant Shares" shall mean shares of Common Stock of the Company issuable upon exercise of the Warrants.

     2. Registration Requirements. The Company shall use its best efforts to effect the registration of the Registrable Securities (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act) as would permit or facilitate the sale or distribution of all the Registrable Securities in the manner (including manner of sale) and in all states reasonably requested by the Holder. Such best efforts by the Company shall include the following:

          (a)  The Company shall, as expeditiously as possible after the Closing
Date:

               (i) But in any event within 60 days of the Closing, prepare and file a registration statement with the Commission pursuant to Rule 415 under the Securities Act on Form S-3 under the Securities Act (or in the event that the Company is ineligible to use such form, such other form as the Company is eligible to use under the Securities Act) covering the Registrable Securities ("Registration Statement"), which Registration Statement, to the extent allowable under the Securities Act and the rules promulgated thereunder (including Rule 416), shall state that such Registration Statement also covers such indeterminate number of additional shares of Common Stock as may become issuable upon conversion of the Preferred Shares or exercise of the Warrants. The number of shares of Common Stock initially included in such Registration Statement shall be no less than the sum of (A) four times the sum of the number of Common Shares that are then issuable upon conversion of the Preferred Shares plus (B) one and one-half times the number of Warrant Shares issuable upon exercise of the Warrants, in each case without regard to any limitation on the Investor's ability to convert the Preferred Shares. Nothing in the preceding sentence will limit the Company's obligations under Section 3.8 of the Purchase Agreement. Thereafter the Company shall use its best efforts to cause such Registration Statement and other filings to be declared effective as soon as possible, and in any event prior to 90 days following the Closing Date. Without limiting the foregoing, the Company will promptly respond to all SEC comments, inquiries and requests, and shall request acceleration of effectiveness at the earliest possible date. The Company shall provide the Holders reasonable opportunity to review any such Registration Statement or amendment or supplement thereto prior to filing.

               (ii) Prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such Registration Statement and notify the Holders of



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          the filing and effectiveness of such Registration Statement and any amendments or supplements.


               (iii) Furnish to each Holder such numbers of copies of a current prospectus conforming with the requirements of the Act, copies of the Registration Statement, any amendment or supplement thereto and any documents incorporated by reference therein and such other documents as such Holder may reasonably require in order to facilitate the disposition of Registrable Securities owned by such Holder.

               (iv) Register and qualify the securities covered by such Registration Statement under such other securities or "Blue Sky" laws of such jurisdictions as shall be reasonably requested by each Holder; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

               (v) Notify each Holder immediately of the happening of any event as a result of which the prospectus (including any supplements thereto or thereof) included in such Registration Statement, as then in effect, includes an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and use its best efforts to promptly update and/or correct such prospectus.

               (vi) Notify each Holder immediately of the issuance by the Commission or any state securities commission or agency of any stop order suspending the effectiveness of the Registration Statement or the threat or initiation of any proceedings for that purpose. The Company shall use its best efforts to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible time.

               (vii) Permit counsel to each Holder to review the Registration Statement and all amendments and supplements thereto within a reasonable period of time (but not less than 5 days) prior to each filing, and shall not file any document in a form to which such counsel reasonably objects and will not request acceleration of the Registration Statement without prior notice to such counsel.


               (viii) List the Registrable Securities covered by such Registration Statement with all securities exchange(s) and/or markets on which the Common Stock is then listed and prepare and file any required filings with the National Association of Securities Dealers, Inc. or any exchange or market where the Common Shares are traded.


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               (ix) Take all steps necessary to enable Holders to avail
          themselves of the prospectus delivery mechanism set forth in Rule 153 (or successor thereto) under the Act.

          (b) Set forth below in this Section 2(b) are (I) events that may arise that the Investors consider will interfere with the full enjoyment of their rights under this Agreement, the Purchase Agreement and the Certificate (the "Interfering Events"), and (II) certain remedies applicable in each of these events.

               Paragraphs (i) through (iv) of this Section 2(b) describe the Interfering Events, provide a remedy to the Investors if an Interfering Event occurs and provide that the Investors may require that the Company redeem outstanding Preferred Shares at a specified price if certain Interfering Events are not timely cured.

               Paragraph (v) provides, inter alia, that if default adjustments required as the remedy in the case of certain of the Interfering Events are not provided when due, the Company may be required by the Investors to redeem outstanding Preferred Shares at a specified price.

               Paragraph (vi) provides, inter alia, that the Investors have the right to specific performance.

               The preceding paragraphs in this Section 2(b) are meant to serve only as an introduction to this Section 2(b), are for convenience only, and are not to be considered in applying, construing or interpreting this Section 2(b).

               (i) Delay in Effectiveness of Registration Statement. In the event that such Registration Statement has not been declared effective within 90 days from the Closing Date, then the Company shall provide to each Holder a default adjustment by immediately and permanently reducing by one percent (1%) for the first 30-day period or portion thereof and by one and one-half percent (1.5%) for each subsequent 30-day period or portion thereof, beginning on the 91st day after Closing, the percentage specified in Section 4(b)(i)(B) of the Certificate. For example, that percentage would be reduced from 85% to 84% upon the commencement of the first 30-day period, and further reduced to 82.5% upon the commencement of the next succeeding 30-day period. If the Registration Statement has not been declared effective within 120 days after the Closing Date, then each Holder shall have the right to sell during the 30-day period commencing on the 120th day after the Closing Date, any or all of its Preferred Shares to the Company for consideration (the "Mandatory Purchase Price") equal to 130% of the Liquidation Preference of all such Preferred Shares being sold to the Company, payable in cash. Payment of such cash amount shall be due and payable from the Company to such Holder within 5 business days of demand therefor. Without limiting the foregoing, if such cash payment is not made within such 5 business day period, the Holder may revoke and withdraw its election to cause the



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          Company to make such mandatory purchase at any time prior to its receipt of such cash. Notwithstanding the foregoing, there shall be excluded (but only to the extent not covered by Section 2(a)(vii)) from the calculation of the number of days that the Registration Statement has not been declared effective the delays which are solely attributable to delays in the Investors providing information required for the Registration Statement.

               (ii) No Listing; Premium Price Redemption for Delisting of Class of Shares.

                    (A) In the event that the Company fails, refuses or for any other reason is unable to cause the Registrable Securities covered by the Registration Statement to be listed with the Nasdaq NMS or one of the other Approved Markets (as defined in the Purchase Agreement) at all times during the period ("Listing Period") from the 90th day following the Closing Date until the Mandatory Conversion Date (as defined in the Certificate) then the Company shall provide to each Holder a default adjustment by immediately and permanently reducing by one percent (1%) for the first 30-day period or portion thereof and by one and one-half percent (1.5%) upon the commencement of each subsequent 30-day period or portion hereof, during the Listing Period from and after such failure, refusal or inability to so list the Registrable Securities, the percentage specified in Section 4(b)(i)(B) of the Certificate.

                    (B) In the event that shares of Common Stock of the Company are not listed on any of the Approved Markets at all times following the 90th day after the Closing Date and remain delisted for 5 consecutive days, or if the Registrable Securities are not listed for 5 consecutive days after the 90th day following the Closing, then at the option of each Holder and to the extent such Holder so elects, each Holder shall have the right either (I) to sell to the Company the Preferred Shares held by such Holder, in whole or in part, for the consideration and on the terms set forth in Section 2(b)(i) above or at Holder's sole election, (II) to defer the Mandatory Conversion Date by 1.5 days for each day the Common Stock remains delisted and reduce by 2% the percentage specified in Section 4(b)(i)(B) of the Certificate over and beyond all other reductions that would otherwise be applicable pursuant to this Agreement (e.g., from 85% to 83%, assuming no other reductions are applicable).

               (iii) Blackout Periods. In the event any Holder's ability to sell Registrable Securities under the Registration Statement is suspended for more than (i) fifteen (15) consecutive days or (ii) forty-five
          (45) days in any calendar year ("Suspension Grace Period"), including without limitation by reason of a suspension of trading of the Common Stock on the Nasdaq NMS, any suspension or stop order with respect to the Registration



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          Statement or the fact that an event has occurred as a result of which the prospectus (including any supplements thereto) included in such Registration Statement then in effect includes an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, then the Company shall provide to each Holder a default adjustment by immediately and permanently reducing by one percent (1%) upon the commencement of the first 30-day period or portion thereof and by one and one-half percent (1.5%) upon the commencement of each subsequent 30-day period or portion hereof, from and after the expiration of the Suspension Grace Period, the percentage specified in Section 4(b)(i)(B) of the Certificate. At any time following the expiration of the Suspension Grace Period, a Holder shall have the right either (I) to sell to the Company its Preferred Shares in whole or in part for the consideration and on the terms set forth in Section 2(b)(i) above or at Holder's sole election, (II) to defer the Mandatory Conversion Date by 1.5 days for each day the Common Stock remains delisted and reduce by 2% the percentage specified in Section 4(b)(i)(B) of the Certificate over and beyond all other reductions that would otherwise be applicable pursuant to this Agreement.

               (iv) Conversion Deficiency; Mandatory Purchase Price Redemption for Conversion Deficiency. In the event that the Company does not have a sufficient number of Common Shares or Warrant Shares available to satisfy the Company's obligations to any Holder upon receipt of a Conversion Notice (as defined in the Certificate) or upon exercise of the Warrant or is otherwise unable or unwilling to issue such Common Shares or Warrant Shares (including without limitation by reason of the limit described in Section 10 below)(each, a "Conversion Deficiency") in accordance with the terms of the Certificate for any reason after receipt of a Conversion Notice or after exercise of the Warrant, then:

                    (A) The Company shall provide to each Holder a default adjustment by immediately and permanently reducing by one percent (1%) upon the commencement of the first 30-day period or portion thereof and one and one-half percent (1.5%), upon the commencement of each subsequent 30-day period or portion thereof that the Company fails or refuses to issue Common Shares or Warrant Shares in accordance with the Certificate or the Warrant, as the case may be, the percentage specified in Section 4(b)(i)(B) of the Certificate; and

                    (B) At any time five days after the commencement of the running of the first 30-day period described above in clause (A) of this paragraph (iv), at the request of any Holder, the Company promptly either (I) (1) shall purchase from such Holder, for the greater of (a) the



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          consideration and on the terms set forth in Section 2(b)(i) above, and
          (b) the Liquidation Preference for the Preferred Shares being sold to the Company divided by the then applicable Conversion Price multiplied by the last sale price of the Common Stock on (i) the date a Holder exercises its option pursuant to this paragraph or (ii) the Conversion Date relating to the Conversion Notice which triggered the Conversion Deficiency, whichever is higher, the outstanding Preferred Shares equal to such Holder's pro rata share of the "Deficiency", as such term is defined below, if the failure to issue Common Shares results from the lack of a sufficient number thereof and (2) shall purchase all of such Holder's Preferred Shares (or such portion requested by such Holder) for such consideration and on such terms if the failure to issue Common Shares results from any other cause or, at Holder's sole election, (II) shall defer the Mandatory Conversion Date by 1.5 days for each day there exists a Deficiency and reduce by 2% the percentage specified in Section 4(b(i)(B) of the Certificate over and beyond all other reductions that would otherwise be applicable pursuant to this Agreement. The choice of remedies pursuant to the preceding sentence shall be at the sole election of the Holder. The "Deficiency" shall be equal to the number of outstanding Preferred Shares that would not be able to be converted for Common Shares, due to an insufficient number of Common Shares or Warrant Shares being available, if all the outstanding Preferred Shares were submitted for conversion at the Conversion Price set forth in the Certificate as of the date such Deficiency is determined.

               (v) Mandatory Purchase Price for Adjustment Defaults.

                    (A) The Company acknowledges that any failure, refusal or inability by the Company to perform the obligations described in the foregoing paragraphs (i) through (iv) will cause the Holders to suffer damages in an amount that will be difficult to ascertain, including without limitation damages resulting from the loss of liquidity in the Registrable Securities and the additional investment risk in holding the Registrable Securities. Accordingly, the parties agree, after consulting with counsel, that it is appropriate to include in this Agreement the foregoing provisions for default adjustments and mandatory redemptions in order to compensate the Holders for such damages. The parties acknowledge and agree that the default adjustments and mandatory redemptions set forth above represent the parties' good faith effort to quantify such damages and, as such, agree that the form and amount of such default adjustments and mandatory redemptions are reasonable and will not constitute a penalty.

                    (B) Only one (1) default adjustment under paragraphs (i) through (iv) above shall be provided by the Company to the Holder during concurrent 30-day periods even if more than one Intervening Event has occurred during that time; except that nothing in this
          Section 2(b)(v)(B)



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          will preclude a Holder from deferring the Mandatory Conversion Date and receiving an additional 2% reduction in the percentage specified in Section 4(b)(i)(B) of the Certificate, together with the otherwise applicable 1% or 1-1/2% reduction in that same percentage, in the event the Holder chooses not to require the Company to repurchase such Holder's Preferred Shares on the terms and for the price specified in this Agreement.

                    (C) In the event that the Company fails or refuses to make any default adjustment when due, at any Holder's request and option, the Company shall purchase all (or such portion requested by the Holder) of the Preferred Shares held by such Holder (with such default adjustments accruing through the date of such purchase being added to the Mandatory Purchase Price) (for example, if the percentage specified in Section 4(b)(i)(B) of the Certificate is reduced by 1%, then the Mandatory Purchase Price will be increased from 130% to 131% of the Liquidation Preference), within five (5) days of such request, for the consideration and on the terms set forth in Section 2(b)(i) above, provided that such Holder may revoke such request, in whole or in part, at any time prior to receipt of such payment of such purchase price.

               (vi) Cumulative Remedies. The default adjustments and mandatory purchases provided for above are in addition to and not in lieu or limitation of any other rights the Holders may have at law, in equity or under the terms of the Certificate, the Purchase Agreement, the Warrants or, subject to Section 2(b)(v)(B), this Agreement, including without limitation the right to specific performance. Each Holder shall be entitled to specific performance of any and all obligations of the Company in connection with the registration rights of the Holders hereunder.

               (vii) Remedies for Registrable Securities. In any case in which a Holder of Preferred Shares has the right to cause the purchase of its Preferred Shares under this Section 2(b), it shall also have the right to cause the purchase of the Registrable Securities that it owns as follows: in the case of Common Shares issued to such Holder pursuant to conversion of Preferred Shares and Warrant Shares issued to such Holder pursuant to exercise of Warrants, such shares shall be purchased at a price per share ("Common Purchase Price") equal to the quotient obtained by dividing (I) the average of the closing bid and ask prices of a share of Common Stock on the Approved Market on which it is traded as of the time such Common Shares or Warrant Shares were received pursuant to conversion of Preferred Shares, purchase of the Preferred Shares or exercise of the Warrants, as the case may be, by
          (II) 85% (or such lower percentage as results from an increase in the conversion discount pursuant to the Certificate); provided, however, that such Holder may revoke such request at any time prior to receipt of such payment of such redemption price.



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               In the case in which a Holder of Preferred Shares would have the right to receive default adjustments with respect to Preferred Shares under Section 2(b), it shall also have the right to receive default payments with respect to Registrable Securities owned by it in an amount equal to one percent (1%) upon the commencement of the first 30-day period and one and a half percent (1.5%) upon the commencement of each subsequent 30-day period of the aggregate Common Purchase Price amount of such Registrable Securities, either (as determined by the Company) in cash or Common Stock; provided that Common Stock may only be elected if there is, at such time and at the time such shares of Common Stock are delivered to the Holders, Effective Registration.

          (c) If the Holder(s) intend to distribute the Registrable Securities by means of an underwriting, the Holder(s) shall so advise the Company. Any such underwriting may only be administered by nationally or regionally recognized investment bankers reasonably satisfactory to the Company. The Company shall only be obligated to permit one underwritten offering, which offering shall be determined by a majority in interest of the Holders.

          (d) The Company shall enter into such customary agreements for secondary offerings (including a customary underwriting agreement with the underwriter or underwriters, if any) and take all such other reasonable actions reasonably requested by the Holders in connection therewith in order to expedite or facilitate the disposition of such Registrable Securities and in such connection, whether or not an underwriting agreement is entered into and whether or not the Registrable Securities are to be sold in an underwritten offering:

               (i) make such representations and warranties to the Holders and the underwriter or underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in secondary offerings;

               (ii) cause to be delivered to the sellers of Registrable Securities and the underwriter or underwriters, if any, opinions of independent counsel to the Company, on and dated as of the effective day (or in the case of an underwritten offering, dated the date of delivery of any Registrable Securities sold pursuant thereto) of the Registration Statement, and within ninety (90) days following the end of each fiscal year thereafter, which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the Holders and the underwriter(s), if any, and their counsel and covering, without limitation, such matters as the due authorization and issuance of the securities being registered and compliance with securities laws by the Company in connection with the authorization, issuance and registration thereof and other matters that are customarily given to underwriters in underwritten offerings, addressed to the Holders and each underwriter, if any;



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               (iii) cause to be delivered, immediately prior to the
          effectiveness of the Registration Statement (and, in the case of an underwritten offering, at the time of delivery of any Registrable Securities sold pursuant thereto), and at the beginning of each fiscal year following a year during which the Company's independent certified public accountants shall have reviewed any of the Company's books or records, a "comfort" letter from the Company's independent certified public accountants addressed to the Holders and each underwriter, if any, stating that such accountants are independent public accountants within the meaning of the Securities Act and the applicable published rules and regulations thereunder, and otherwise in customary form and covering such financial and accounting matters as are customarily covered by letters of the independent certified public accountants delivered in connection with secondary offerings; such accountants shall have undertaken in each such letter to update the same during each such fiscal year in which such books or records are being reviewed so that each such letter shall remain current, correct and complete throughout such fiscal year; and each such letter and update thereof, if any, shall be reasonably satisfactory to the Holders;

               (iv) if an underwriting agreement is entered into, the same shall include customary indemnification and contribution provisions to and from the underwriters and procedures for secondary underwritten offerings; and

               (v) deliver such documents and certificates as may be reasonably requested by the Holders of the Registrable Securities being sold or the managing underwriter or underwriters, if any, to evidence compliance with clause (i) above and with any customary conditions contained in the underwriting agreement, if any.

          (e) The Company shall make available for inspection by the Holders, representative(s) of all the Holders together, any underwriter participating in any disposition pursuant to a Registration Statement, and any attorney or accountant retained by any Holder or underwriter, all financial and other records customary for purposes of the Holders' due diligence examination of the Company and review of any Registration Statement, all SEC Documents (as defined in the Purchase Agreement) filed subsequent to the Closing, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such representative, underwriter, attorney or accountant in connection with such Registration Statement, provided that such parties agree to keep such information confidential.

          (f) Subject to Section 2(b) above, the Company may suspend the use of any prospectus used in connection with the Registration Statement only in the event, and for such period of time as, such a suspension is required by the rules and regulations of the Commission. The Company will use its best efforts to cause such suspension to terminate at the earliest possible date.



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          (g)  The Company shall file a Registration Statement with respect to any newly authorized and/or reserved shares within five (5) business days of any stockholders meeting authorizing same and shall use its best efforts to cause such Registration Statement to become effective within sixty (60) days of such stockholders meeting. If the Holders become entitled, pursuant to an event described in clause (iii) of the definition of Registrable Securities, to receive any securities in respect of Registrable Securities that were already included in a Registration Statement, subsequent to the date such Registration Statement is declared effective, and the Company is unable under the securities laws to add such securities to the then effective Registration Statement, the Company shall promptly file, in accordance with the procedures set forth herein, an additional Registration Statement with respect to such newly Registrable Securities. The Company shall use its best efforts to (i) cause any such additional Registration Statement, when filed, to become effective under the Securities Act, and (ii) keep such additional Registration Statement effective during the period described in Section 5 below and cause such Registration Statement to become effective within 60 days of that date that the need to file the Registration Statement arose. All of the registration rights and remedies under this Agreement shall apply to the registration of such newly reserved shares and such new Registrable Securities, including without limitation the provisions providing for default payments and mandatory redemptions contained herein.

     3. Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance with registration pursuant to this Agreement shall be borne by the Company, and all Selling Expenses of a Holder shall be borne by such Holder.

     4. Registration on Form S-3. The Company shall use its best efforts to remain qualified for registration on Form S-3 or any comparable or successor form or forms, or in the event that the Company is ineligible to use such form, such form as the Company is eligible to use under the Securities Act.

     5. Registration Period. In the case of the registration effected by the Company pursuant to this Agreement, the Company will use its best efforts to keep such registration effective until all the Holders have completed the sales or distribution described in the Registration Statement relating thereto or, if earlier, until such Registerable Securities may be sold under Rule 144(k) (provided that the Company's transfer agent has accepted an instruction from the Company to such effect).

     6.   Indemnification.

          (a) Company Indemnity. The Company will indemnify each Holder, each of its officers, directors, agents and partners, and each person controlling each of the foregoing, within the meaning of Section 15 of the Securities Act and the rules and regulations thereunder with respect to which registration, qualification or compliance has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls, within the meaning of
Section 15 of the Securities Act and the rules and regulations thereunder, any underwriter, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, or any violation by the Company of the Securities Act or any state securities law or in either case, any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse each Holder, each of its officers, directors, agents and partners, and each person controlling each of the foregoing, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to a Holder to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder or the underwriter (if any) therefor and stated to be specifically for use therein. The indemnity agreement contained in this Section 6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent will not be unreasonably withheld).

          (b) Holder Indemnity. Each Holder will, severally and not jointly, if Registrable Securities held by it are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors, officers, partners, and each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of
Section 15 of the Securities Act and the rules and regulations thereunder, each other Holder (if any), and each of their officers, directors and partners, and each person controlling such other Holder(s) against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading in light of the circumstances under which they were made, and will reimburse the Company and such other Holder(s) and their directors, officers and partners, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein, and provided that the maximum amount for which such Holder shall be liable under this indemnity shall not exceed the net proceeds received by such Holder from the sale of the Registrable Securities pursuant to the registration statement in question. The indemnity agreement contained in this Section 6(b) shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld).

          (c)  Procedure. Each party entitled to indemnification under this
Section 6 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim in any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at its own expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 6 except to the extent that the Indemnifying Party is materially and adversely affected by such failure to provide notice. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such non-privileged information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

     7. Contribution. If the indemnification provided for in Section 6 herein is unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein (other than by reason of the exceptions provided therein), then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities as between the Company on the one hand and any Holder on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of such Holder in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of any Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by such Holder.

          In no event shall the obligation of any Indemnifying Party to contribute under this Section 7 exceed the amount that such Indemnifying Party would have been obligated to pay by way of indemnification if the indemnification provided for under Section 6(a) or 6(b) hereof had been available under the circumstances.

          The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Holders or the underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraphs. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraphs shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this section, no Holder or underwriter shall be required to contribute any amount in excess of the amount by which (i) in the case of any Holder, the net proceeds received by such Holder from the sale of Registrable Securities pursuant to the registration statement in question or
(ii) in the case of an underwriter, the total price at which the Registrable Securities purchased by it and distributed to the public were offered to the public exceeds, in any such case, the amount of any damages that such Holder or underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

          8. Survival. The indemnity and contribution agreements contained in Sections 6 and 7 and the representations and warranties of the Company referred to in Section 2(d)(i) shall remain operative and in full force and effect regardless of (i) any termination of this Agreement or the Purchase Agreement or any underwriting agreement, (ii) any investigation made by or on behalf of any Indemnified Party or by or on behalf of the Company, and (iii) the consummation of the sale or successive resales of the Registrable Securities.

     9. Information by Holders. Each Holder shall furnish to the Company such information regarding such Holder and the distribution and/or sale proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Agreement. The intended method or methods of disposition and/or sale (Plan of Distribution) of such securities as so provided by such Investor shall be included without alteration in the Registration Statement covering the Registrable Securities and shall not be changed without written consent of such Holder.

     10. Limit on Stock Issuances. In the event that the Company is unable to issue (i) any Common Shares upon conversion of Preferred Shares, (ii) any Warrant Shares upon exercise of the Warrants, due to the rules or regulations of any market or exchange regulator for the market or exchange on which the Common Shares or Warrant Shares are then trading, the Company shall, at the request of any Holder promptly following such determination, promptly purchase such Preferred Shares of such Holder which cannot be converted or Warrant Shares which cannot be issued, at a purchase price equal to the Mandatory Purchase Price.

     11. Replacement Certificates. The certificate(s) representing the Common Shares or Warrant Shares held by any Investor (or then Holder) may be exchanged by such Investor (or such Holder) at any time and from time to time for certificates with different denominations representing an equal aggregate number of Common Shares or Warrant Shares, as reasonably requested by such Investor (or such Holder) upon surrendering the same. No service charge will be made for such registration or transfer or exchange.

     12. Transfer or Assignment. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The rights granted to the Investors by the Company under this Agreement to cause the Company to register Registrable Securities may be transferred or assigned (in whole or in part) to a transferee or assignee of Preferred Shares, Warrants or Registrable Securities, and all other rights granted to the Investors by the Company hereunder may be transferred or assigned to any transferee or assignee of any Preferred Shares, Warrants or Registrable Securities; provided in each case that the Company must be given written notice by the such Investor at the time of or within a reasonable time after said transfer or assignment, stating the name and address of said transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned; and provided further that the transferee or assignee of such rights agrees in writing to be bound by the registration provisions of this Agreement.

     13.  Miscellaneous.

          (a) Remedies. The Company and the Investors acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

          (b) Jurisdiction. THE COMPANY AND EACH OF THE INVESTORS (I) HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT, THE NEW YORK STATE COURTS AND OTHER COURTS OF THE UNITED STATES SITTING IN NEW YORK COUNTY, NEW YORK

FOR THE PURPOSES OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND (II) HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH SUIT ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURT, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER. THE COMPANY AND EACH OF THE INVESTORS CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING IN THIS PARAGRAPH SHALL AFFECT OR LIMIT ANY RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

          (c) Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing by facsimile, mail or personal delivery and shall be effective upon actual receipt of such notice. The addresses for such communications shall be:

                 to the Company:

                          General Magic, Inc.
                          420 N. Mary Avenue
                          Sunnyvale, California  94086
                          Facsimile:  (408) 774-4033
                          Attention:  President

                 with copies to:

                          Gray, Cary, Ware & Freidenrich
                          400 Hamilton Avenue
                          Paolo Alto, California  94301
                          Facsimile:  (650) 327-3699
                          Attention:  James Koshland, Esq.

                 to the Investors:

                          To each Investor at the address and/or fax number set forth on Schedule I of this Agreement.

                 with copies to:

                          Kleinberg, Kaplan, Wolff & Cohen, P.C.
                          551 Fifth Avenue
                          New York, New York 10176
                          Facsimile:  (212) 986-8866
                          Attention:  Stephen M. Schultz, Esq.

Any party hereto may from time to time change its address for notices by giving at least 10 days' written notice of such changed address to the other parties hereto.

          (d) Indemnity. Each party shall indemnify each other party against any loss, cost or damages (including reasonable attorney's fees) incurred as a result of such parties' breach of any representation, warranty, covenant or agreement in this Agreement.

          (e) Waivers. No waiver by any party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. The representations and warranties and the agreements and covenants of the Company and each Investor contained herein shall survive the Closing.

          (f) Execution in Counterpart. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart.

          (g) Publicity. The Company agrees that it will not disclose, and will not include in any public announcement, the name of any Investor without its consent, unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement. The Company agrees to deliver a copy of any public announcement regarding the matters covered by this Agreement or any agreement or document executed herewith to each Investor and any public announcement including the name of an Investor to such Investor, prior to the publication of such announcements.

          (h) Entire Agreement; Amendment. This Agreement, together with the Purchase Agreement, the Certificate and the Warrants and the agreements and documents contemplated hereby and thereby, contains the entire understanding and agreement of the parties, and may not be amended, modified or terminated except by a written agreement signed by the Company plus the Holders of 75% of the Preferred Shares issued under the Purchase Agreement to that date; provided that for the purposes of this Section 13(h) the Holders of Common Shares still entitled to registration rights under this Agreement will be deemed to still be Holders of that number of Preferred Shares which were converted into such Common Shares.

          (i) Governing Law. This Agreement and the validity and performance of the terms hereof shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed and to be performed entirely within such state, except to the extent that the law of the State of Delaware regulates the Company's issuance of securities.

          (j) Severability. The parties acknowledge and agree that the Investors are not agents, affiliates or partners of each other, that all representations, warranties, covenants and agreements of the Investors hereunder are several and not joint, that no Investor shall have any responsibility or liability for the representations, warrants, agreements, acts or omissions of any other Investor, and that any rights granted to "Investors" hereunder shall be enforceable by each Investor hereunder.

          (k)  Jury Trial. EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY
JURY.

          (l) Titles. The titles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          (m) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                         GENERAL MAGIC, INC.


                         By:
                             ---------------------------------------------------
                             Name:
                             Title:


                         INVESTORS:

                         HALIFAX FUND, L.P.
                         By: THE PALLADIN GROUP, L.P.
                             Attorney-in-fact


                             By: PALLADIN CAPITAL MANAGEMENT, L.L.C.,
                                 General Partner


                                 By:
                                     -------------------------------------------
                                     Name:
                                     Title:

                         RGC INTERNATIONAL INVESTORS, LDC


                             By: ROSE GLEN CAPITAL MANAGEMENT, L.P.,
                                 Investment Manager


                                 By: RGC GENERAL PARTNER CORP., General Partner


                                     By:
                                         ---------------------------------------
                                         Name:
                                         Title:

                         HERACLES FUND


                         By: PROMETHEAN INVESTMENT GROUP, L.L.C.,
                             Its Investment Advisor


                             By:
                                 -----------------------------------------------
                                 Name:
                                 Title:


                             THEMIS PARTNERS, L.P.


                             By: PROMETHEAN INVESTMENT GROUP, L.L.C.,
                                 Its Investment Advisor


                                 By:
                                     -------------------------------------------
                                     Name:
                                     Title:













  [SIGNATURE PAGE 2 OF 2 TO GENERAL MAGIC, INC. REGISTRATION RIGHTS AGREEMENT]